As filed with the Securities and Exchange Commission on September 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUVELO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State of Incorporation)	36-3855489 (I.R.S. Employer Identification No.)

675 Almanor Avenue
Sunnyvale, California 94086
(Address of Principal Executive Offices including Zip Code)

NUVELO, INC. 2002 EQUITY INCENTIVE PLAN
MISCELLANEOUS STOCK OPTION AGREEMENTS

(Full Title of the Plan)

Ted W. Love, M.D.	Copy to:
President and Chief Executive Officer Nuvelo, Inc. 675 Almanor Avenue Sunnyvale, California 94086 (408) 524-8100	Alan C. Mendelson, Esq. Latham & Watkins 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price	Fee

Common Stock, $0.001 par value per share, issuable under the Nuvelo, Inc. 2002 Equity Incentive Plan	1,500,000	$1.54 (2)	$2,335,871.43 (2)	$188.97

Common Stock, $0.001 par value per share, issuable under Miscellaneous Stock Option Agreements issued by Nuvelo, Inc. to certain officers, employees and directors ................(3)	2,443,160	$8.89 (4)	$21,719,692.40 (4)	$1,757.12

(1)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under the Nuvelo, Inc. 2002 Equity Incentive Plan and the stock option agreements covered hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)	Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the weighted average exercise price per share of $1.54 for 1,433,663 shares subject to previously granted options and (ii) pursuant to Rule 457(c) under the Securities Act for the remaining 66,337 shares available for future grants based on the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq National Market on September 2, 2003. The proposed maximum offering price per share set forth represents the per share price calculated pursuant to Rule 457(h).

(3)	This registration statement covers 2,443,160 shares of the registrant’s common stock issuable to certain of the registrant’s officers, employees and directors pursuant to stock option agreements between such individuals and the registrant.

(4)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The price of $8.89 per share represents the weighted average exercise price for such previously granted options.

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plan or the Stock Option Agreements are exercised.

EXPLANATORY NOTE

     This registration statement covers 1,500,000 shares of the registrant’s common stock issuable pursuant to the Nuvelo, Inc. 2002 Equity Incentive Plan (the “Plan”). This registration statement also covers 2,443,160 shares of the registrant’s common stock issuable to certain of the registrant’s officers, employees and directors pursuant to stock option agreements between such individuals and the registrant (the “Stock Option Agreements”). Specifically, the following Stock Option Agreements are covered hereby: Stock Option Agreement dated January 11, 2001, representing options to purchase 468,160 shares of common stock at an exercise price of $12.50 to Ted Love, M.D., the registrant’s President and Chief Executive Officer; Stock Option Agreements dated August 21, 2001, representing options to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $8.64 to George Rathmann, Ph.D., the Chairman of the registrant’s Board of Directors; Stock Option Agreement dated April 24, 2001, representing options to purchase 150,000 shares of common stock at an exercise price of $9.96 to Linda Fitzpatrick, the registrant’s Senior Vice President of Human Resources; Stock Option Agreement dated May 1, 2001, representing options to purchase 200,000 shares of common stock at an exercise price of $11.67 to Peter Garcia, the registrant’s Senior Vice President and Chief Financial Officer; Stock Option Agreement dated July 15, 2001, representing options to purchase 250,000 shares of common stock at an exercise price of $10.40 to William Bennett, the registrant’s former Senior Vice President of Research and Development; Stock Option Agreement dated June 24, 2002, representing options to purchase 175,000 shares of common stock at an exercise price of $1.89 to Nina Giles, the registrant’s Vice President of Business Development; and Stock Option Agreement dated June 2, 2003, representing options to purchase 200,000 shares of common stock at an exercise price of $2.35 to Jan Johansson, M.D., Ph.D., the registrant’s Vice President Clinical Affairs and Chief Medical Officer.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents which the registrant filed with the SEC are incorporated by reference into this registration statement:

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended on Form 10-K/A filed with the SEC on April, 30, 2003 (File No.000-22873);

     (b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003 (File No.000-22873);

     (c)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003 (File No.000-22873);

     (d)  Current Report on Form 8-K filed with the SEC on August 12, 2003 (File No.000-22873);

     (e)  Current Report on Form 8-K filed with the SEC on February 24, 2003 (File No. 000-22873);

     (f)  Current Report on Form 8-K filed with the SEC on February 4, 2003, as amended on Form 8-K/A filed with the SEC on February 14, 2003, as amended on Form 8-K/A filed with the SEC on July 3, 2003 (File No.000-22873);

     (g)  Current Report on Form 8-K filed with the SEC on January 28, 2003 (File No.000-22873);

     (h)  Current Report on Form 8-K filed with the SEC on January 21, 2003 (File No.000-22873); and

     (i)  The description of common stock contained in the registration statement on Form 8-A (File No. 000-22873), as filed with the SEC on July 23, 1997, including any subsequent amendment or report filed for the purpose of updating such description.

     All documents subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

     In accordance with Nevada law, the registrant’s articles of incorporation provide that none of its officers or directors shall be personally liable to the registrant or any of its stockholders for damages for breach of fiduciary duty as an officer or director. However, this provision excludes any limitation on liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada law.

     In accordance with Nevada law, the registrant’s by-laws provide that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any proceeding (other than an action by or in the right of the registrant) by reason of the fact that he is or was an officer, director or agent of the registrant against losses actually and reasonably incurred by that person if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the registrant’s best interests. Losses are the total amount that the officer, director or agent becomes legally obligated to pay, including judgments, fines, amounts paid in settlement, attorneys’ fees, expenses of establishing a right to indemnification and other expenses. If the proceeding is a criminal proceeding, the person to be indemnified must have had no reasonable cause to believe his or her conduct was unlawful.

     The registrant’s bylaws provide for similar indemnification for expenses resulting from an action by or in the right of the registrant, except that no indemnification will be made if the person is adjudged by a court of competent jurisdiction after exhaustion of all appeals to be liable to the registrant or for amounts paid in settlement to the registrant unless the court determines that the person is fairly and reasonably entitled to indemnity for expenses. Expenses of officers, directors and agents include attorneys’ fees, any expenses of establishing a right to indemnification and amounts paid in settlement. Our bylaws also provide for advancement of expenses.

     The registrant also maintains liability insurance for its officers and directors, and has entered into indemnification agreements with them.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the Index to Exhibits located after the signature pages.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 5th day of September 2003.

Nuvelo, Inc.

By:	/s/ Ted W. Love

Ted W. Love, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ted W. Love and Peter S. Garcia, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ted W. Love Ted W. Love, M.D.	President, Chief Executive Officer and Director	September 5, 2003

/s/ Peter S. Garcia Peter S. Garcia	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2003

/s/ George B. Rathmann George B. Rathmann, Ph.D.	Chairman of the Board of Directors	September 5, 2003

/s/ Mary K. Pendergast Mary K. Pendergast	Director	September 5, 2003

Thomas N. McCarter III	Director

/s/ Philippe O. Chambon Philippe O. Chambon, M.D., Ph.D.	Director	September 5, 2003

/s/ Jean-Francois Formela Jean-Francois Formela, M.D.	Director	September 5, 2003

/s/ Martin A. Vogelbaum Martin A. Vogelbaum	Director	September 5, 2003

INDEX TO EXHIBITS

4.1	Nuvelo, Inc. 2002 Equity Incentive Plan. (1)

4.2	Form of Non-Stockholder Approved Option Agreement for Officers. (2)

4.3	Stock Option Agreement, dated as of September 21, 2001, between Hyseq, Inc. and Dr. George B. Rathmann. (3)

5.1	Opinion of Kummer Kaempfer Bonner & Renshaw.

23.1	Consent of Kummer Kaempfer Bonner & Renshaw (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Auditors.

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1	Power of Attorney (included on signature page of this registration statement).

(1)	Incorporated by reference to Appendix A to the registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 13, 2002, File No. 000-22873.

(2)	Incorporated by reference to Exhibit 10.27 to the registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2001, filed on May 9, 2002, File No. 000-22873.

(3)	Incorporated by reference to Exhibit 10.26 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002, File No. 000-22873.